EXHIBIT 3.5

                     HEALTH AND RETIREMENT PROPERTIES TRUST
                             ARTICLES SUPPLEMENTARY
                                       TO
                       THIRD AMENDMENT AND RESTATEMENT OF
                     DECLARATION OF TRUST DATED JULY 1, 1994

         Health and Retirement Properties Trust, a Maryland real estate investment trust, having its principal office in Baltimore City, Maryland (hereinafter called the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Trustees of the Trust by Article SIXTH of the Third Amendment and Restatement of Declaration of Trust, as amended to date (the "Declaration of Trust"), and as supplemented by the Articles Supplementary (the "Articles Supplementary") creating the series of Junior Participating Preferred Shares and filed with the State Department of Assessments and Taxation of Maryland on November 4, 1994, the Board of Trustees has duly divided and classified 250,000 additional shares of the authorized preferred shares of beneficial interest ("Preferred Shares") of the Trust into the series of such class designated as Junior Participating Preferred Shares, bringing the total number of authorized shares of such series to 1,500,000.

         SECOND: The terms of the Junior Participating Preferred Shares established by the Board of Trustees are as set forth in the Articles Supplementary in addition to those set forth in Article SIXTH of the Declaration of Trust applicable to all classes of Preferred Shares.

         IN WITNESS WHEREOF, HEALTH AND RETIREMENT PROPERTIES TRUST has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on May 22, 1998.

WITNESS:                               HEALTH AND RETIREMENT PROPERTIES TRUST


/s/ Alexander A. Notopoulos, Jr.       By: /s/ David J. Hegarty
Alexander A. Notopoulos, Jr.                David J. Hegarty
Assistant Secretary                         President

THE UNDERSIGNED, President of HEALTH AND RETIREMENT PROPERTIES TRUST, who executed on behalf of the Trust the Articles Supplementary which this certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the corporate act of said Trust and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                             /s/ David J. Hegarty
                                             David J. Hegarty